Exhibit 4.4

AGENCY AGREEMENT

Agency Agreement, dated as of August 4, 2026 (this "Agreement"), between Waste Connections, Inc. (the "Issuer"), U.S. Bank Trust Company, National Association, as trustee under the Indenture (as defined below) (the "Note Trustee"), and Computershare Trust Company of Canada ("Computershare"), in each of the capacities specified herein (the "Agent").

WHEREAS, the Issuer proposes to issue Canadian dollar-denominated 4.20% Senior Notes due 2033 (the "2033 Notes") in the aggregate principal amount of C$300,000,000, and 4.55% Senior Notes due 2036 (the "2036 Notes", together with the 2033 Notes, the "Canadian Notes") in the aggregate principal amount of C$400,000,000, on the date hereof, pursuant to the Indenture, dated as of November 16, 2018 (the "Base Indenture"), as supplemented from time to time, between the Issuer and the Note Trustee, including by the twelfth supplemental indenture, dated as of August 4, 2026 (the "Twelfth Supplemental Indenture"), related to the issuance of the Canadian Notes (the “Indenture”).

AND WHEREAS, the Issuer and the Note Trustee hereby appoint the Agent to perform certain services described herein in connection with the Canadian Notes. The Agent will have only those duties as are specifically provided herein, which will be deemed purely ministerial in nature, and will under no circumstances be deemed a fiduciary for any parties to this Agreement.

AND WHEREAS, the foregoing recitals are statements of fact made by the Issuer and Note Trustee and not by the Agent.

NOW THEREFORE, the Issuer, the Note Trustee and the Agent covenant and agree for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as follows:

1.	Defined Terms

Capitalized terms not otherwise defined herein are used herein as defined in the Indenture, as the same may be amended, varied or supplemented from time to time with the consent of the parties thereto.

(a)	"Business Day" means any day except a Saturday, Sunday or a legal holiday in Toronto, Ontario, Canada (or in connection with any payment, the place of payment) on which banking institutions are authorized or required by law, regulation or executive order to close.

(b)	"Interest Payment Date" means March 4 and September 4 of each year, commencing March 4, 2027.

(c)	"Noteholders" means any registered holder of record of the Canadian Notes, as they appear on the Register of the Agent.

2.	Appointment of Agent

(a)	In accordance with and subject to Section 2.3 of the Base Indenture and Section 2.2 of the Twelfth Supplemental Indenture, the Note Trustee hereby appoints, and the Issuer hereby approves, the Agent as Authenticating Agent with respect to the Canadian Notes. The Agent hereby accepts such appointment for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

(b)	In accordance with and subject to Section 2.4 of the Base Indenture and Section 2.1 of the Twelfth Supplemental Indenture, the Issuer hereby appoints the Agent as Paying Agent and Registrar with respect to the Canadian Notes. The Agent hereby accepts such appointment for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

(c)	In accordance with and subject to Section 2.2 of the Twelfth Supplemental Indenture, the Issuer hereby appoints the Agent, as Transfer Agent with respect to the Canadian Notes. The Agent hereby accepts such appointment for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

(d)	In the event of any inconsistency between the Indenture and this Agreement, the terms of this Agreement shall prevail as between the parties hereto; provided, however, that with respect to the terms of the Canadian Notes, the provisions of the Indenture and the Canadian Notes shall prevail.

3.	Payment of Interest, Principal and Additional Amounts

(a)	All interest payments in respect of the Canadian Notes will be made by the Agent on the relevant Interest Payment Date to the registered Canadian Note holders in whose names the Canadian Notes are registered at the close of business (Toronto Time) on the record date specified in the Canadian Notes next preceding the Interest Payment Date or such other date as is provided in the Indenture. So long as the Canadian Notes are registered in the name of CDS Clearing and Depository Services Inc. (the "Canadian Depository") or its nominee, all interest payments on the Canadian Notes shall be made by the Agent by wire transfer of immediately available funds in Canadian dollars to an account or accounts designated by the Canadian Depository. In the event that the Canadian Notes cease to be represented by a single global certificate, all interest payments and payments of any Additional Amounts on the Canadian Notes shall thereafter be made by the Agent by cheque or wire transfer of immediately available funds in Canadian dollars to Noteholders as reflected in the Register maintained by the Agent, in respect of the Canadian Notes.

(b)	The Agent will pay the principal amount of each Canadian Note on the applicable maturity date or upon any redemption date with respect thereto, together with accrued and unpaid interest due at maturity or such redemption date, if any, only upon presentation and surrender of such Canadian Note (if in definitive form).

(c)	Notwithstanding the foregoing:

(i)	if any Canadian Note is presented or surrendered for payment to the Agent and the Agent has delivered a replacement therefor or has been notified that the same has been replaced, the Agent shall as soon as is reasonably practicable notify the Issuer in writing of such presentation or surrender and shall not make payment against the same until it is so instructed by the Issuer and has received the amount to be so paid;

(ii)	the Agent shall cancel each Canadian Note against surrender of which it has made full payment and shall deliver each Canadian Note so cancelled by it to the Note Trustee; and

(iii)	in the case of payment of principal against presentation of a Canadian Note, the Agent (in its capacity as Registrar of the Canadian Notes) shall note or procure that there is noted on the relevant schedule to such Canadian Note, the amount of such payment and, the remaining principal amount outstanding of the Canadian Note and shall procure the signature of such notation on its behalf.

(d)	The Agent shall not be obliged (but shall be entitled) to make payments of principal or interest if it has not received the full amount of any payment under Section 4(a).

(e)	If at any time and for any reason the Agent makes a partial principal payment in respect of a Canadian Note, the Agent (in its capacity as Registrar of the Canadian Notes) shall, in respect of such Canadian Note, endorse thereon a statement indicating the amount and date of such payment.

(f)	If the Issuer intends to redeem all or any portion of the Canadian Notes prior to their stated maturity date pursuant to and in accordance with the terms of the Indenture it shall give not more than 60 nor less than 10 days' written notice of such intention to the Note Trustee and the Noteholders in accordance with the relevant provisions of the Indenture and stating the date on which such Canadian Notes are to be redeemed. The Agent shall on behalf of and at the expense of the Issuer send such notice to the Noteholders. In the case of a partial redemption of the Canadian Notes the principal amount of the Canadian Notes being partially redeemed on an Interest Payment Date shall be redeemed in accordance with the Indenture.

(g)	Any payment to be made to the Agent for the Agent to in turn disburse (the "Deposit") shall be preceded by email confirmation from the Issuer of the payment by 4.30 p.m. (Toronto time) on the date which is two (2) Business Days before the date the Agent is required to make the payment, other than a payment of principal and interest at maturity of the Canadian Notes which shall be preceded by email confirmation from the Issuer by 4.30 p.m. (Toronto time) on the date which is one (1) Business Day before the date the Agent is required to make the payment, indicating the amount of principal or interest (as the case may be) payable in respect of the Canadian Notes on the date in question and the apportionment of such amounts as between principal and interest. The Agent shall not exercise any lien, right of set-off or similar claim against any person to whom it makes any payment hereunder, nor shall any commission or expense be charged by it to any such person in respect thereof.

(h)	If any payment to be made by the Agent hereunder would, in accordance with the terms of the Indenture, be accompanied by an Additional Amount, then the payment of such Additional Amount will also be made by the Agent and all references herein to then such payment and the funding thereof shall be deemed to include such Additional Amount.

(i)	If the Agent makes any payment in accordance with Section 3(d), it shall be entitled to appropriate for its own account out of the funds received by it under Section 4 an amount equal to the amount so paid by it.

(j)	Any calculation required for the purposes of determining the aforementioned payment amounts in this Section shall be the responsibility of the Issuer. The Issuer shall make such calculations in good faith, and absent manifest error, the Issuer’s calculations shall be final and binding on the Agent. The Agent shall be entitled to rely conclusively on the accuracy of such calculations without independent verification.

4.	Availability of Funds

(a)	In order to provide for the payment of principal and interest in respect of the Canadian Notes as the same becomes due and payable in accordance with the Indenture, the Issuer shall pay to the Agent or otherwise cause the Agent to receive an amount that is equal to the amount of such principal and interest then falling due in respect of the Canadian Notes.

(b)	The Issuer shall, not later than 10:00 a.m. (Toronto time) on the Business Day prior to each Interest Payment Date, on which any payment of interest in respect of the Canadian Notes becomes due, pay or cause to be paid to the Agent such amounts, in Canadian dollars, in immediately available funds as may be required for the purpose of paying such interest under the Canadian Notes (after taking account of any cash then held by the Agent and available for that purpose), other than payment of principal or interest at maturity of the Canadian Notes where payment to the Agent may occur not later than 10:00 a.m. (Toronto time) on the maturity date.

(c)	The Agent shall as soon as is reasonably practicable notify the Note Trustee, the Agent's bank and the Issuer by 5.00 p.m. (Toronto time) on the Business day prior to an Interest Payment Date, or by 5:00 p.m. (Toronto time) on the maturity date in the case of payment of principal and interest at the maturity of the Canadian Notes, if the Agent has not received the dollar deposit required by Section 4(b) and/or there are not sufficient funds in dollars available to the Agent to discharge the amount of the monies payable thereon in accordance with the provisions of the Indenture on such Interest Payment Date, and the Agent will in addition notify the Issuer as soon as reasonably practicable after any Interest Payment Date it has not received the dollar deposit required by Section 4(b) and/or as otherwise described in accordance with this Section 4.

(d)	The Agent shall only be required to disburse funds under this Section 4 to the extent that funds have been deposited with it.

5.	Signatories

The Issuer shall deliver any evidence of its appointment of signatories which may be requested from time to time by the Agent as it requires.

6.	Tax Reporting

(a)	The Agent shall be responsible for performing all Canadian tax withholding and tax reporting obligations of the Issuer and the Agent with respect to all payments on the Canadian Notes, including receipt and administration of tax withholding information from the Canadian Depository with respect to the Canadian Notes, remittance of any amounts required to be withheld to the appropriate Canadian taxing authorities and preparation and submission to appropriate Canadian taxing authorities of all tax returns and any other appropriate documentation and information with respect to any such amounts withheld from interest and other amounts payable in respect of the Canadian Notes. The Issuer shall provide the Agent with any applicable documents, including tax forms or other documents that may reasonably be required by the Agent.

(b)	With respect to any jurisdiction other than Canada, the Agent shall be entitled to rely entirely on the advice of the Issuer as to whether any taxes should be withheld from payments made by the Agent and remitted to the tax authorities in such jurisdiction.

7.	Authentication, Registrar and Transfer Agent Rights and Obligations

(a)	The Agent shall keep the Issuer’s register of Noteholders, register of transfers and branch register(s) of transfers (collectively the “Registers”) at its principal office in Toronto, Ontario, subject to any general or particular instructions as may from time to time be given to it by the Issuer, the Agent shall:

(i)	make such entries from time to time in the Registers as may be necessary in order that the accounts of each Noteholder be properly and accurately kept and transfers of Canadian Notes properly recorded;

(ii)	upon payment of any applicable transfer taxes, authenticate, register and issue Canadian Notes, as applicable, to the Noteholders entitled thereto, representing the Canadian Notes held by or transferred to them, respectively;

(iii)	record the particulars of all transfers of Canadian Notes upon the Registers;

(iv)	authenticate and deliver, on behalf of the Note Trustee, Canadian Notes issued pursuant to a written direction of the Issuer; and

(v)	furnish to the Issuer, upon the reasonable request and at the expense of the Issuer, such statements, lists, entries, information and material, concerning transfers and other matters, as are maintained or prepared by it as Agent for the Issuer.

(b)	The Issuer agrees that so long as this Agreement is in force, it shall not issue any certificates for Canadian Notes without such certificates being authenticated by the Agent in its capacity as an Authenticating Agent on behalf of the Note Trustee for the Canadian Notes.

(c)	The Issuer hereby confirms that it has reviewed its articles of incorporation, by-laws and other governing documents and they allow for the issuance of book-based securities.

(d)	Upon surrender for transfer of any Canadian Note at the offices of the Agent, the Issuer shall execute, and the Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Canadian Notes of a like aggregate principal amount, all as requested by the transferor, subject to paragraphs (h) and (k) of this Section.

(e)	No Canadian Note shall be issued until it has been authenticated by the Agent as Authenticating Agent on behalf of the Note Trustee. Such a Canadian Note certificate shall be conclusive evidence that such Canadian Note is duly issued and is entitled to the benefits hereof and the benefits of the Indenture. The signature of the Agent on any Canadian Note shall not be construed as a representation or warranty by Agent as to the validity of this Agreement or of such Canadian Note.

(f)	At the option of the Noteholder, Canadian Notes may be exchanged for Canadian Notes of any authorized denominations, of a like aggregate principal amount, upon surrender of the Canadian Notes to be exchanged at Computershare and upon payment, if the Issuer shall so require, of the charges hereinafter provided, subject to paragraph (k) of this Section.

(g)	Whenever any Canadian Notes are so surrendered for exchange, the Issuer shall execute, and the Agent shall authenticate and deliver the Canadian Notes which the Noteholder making the exchange is entitled to receive as provided in this Section and under the Indenture.

(h)	Every Canadian Note surrendered for transfer shall (if so required by the Issuer or the Agent) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Agent duly executed by the Noteholder thereof or his attorney duly authorized in writing in the form attached as Schedule A.

(i)	No transfer of a Canadian Note shall be effective as against the Issuer unless made at the office of the Agent by the registered Noteholder or his executors or administrators or other legal representatives or his or their attorney duly appointed by an instrument in writing in form and execution satisfactory to the Issuer and the Agent, upon compliance with such requirements as this Agreement, and as the Agent may prescribe.

(j)	The Issuer shall issue and record Canadian Notes, as authorized and effect transfers of Canadian Notes upon receipt of appropriate documentation.

(k)	The Issuer and/or the Agent may require payment of a sum sufficient to cover any tax or other similar governmental charge that may be imposed in connection with any transfer or exchange of Canadian Notes. No service charge shall be charged to Noteholders for any registration of transfer or exchange of Canadian Notes.

(l)	Where Canadian Notes are held by the Canadian Depository, the Agent shall have no responsibility or liability for any aspect of the records (including transfers or exchanges) relating to or payment made on account of beneficial ownership interests in these particular Canadian Notes or for maintaining, supervising or reviewing any records relation to such beneficial ownership interests.

8.	Communications with Canadian Depository

The Agent shall act as the Issuer's primary liaison with the Canadian Depository for the Canadian Notes in Canada and, in such capacity, shall promptly notify the Issuer regarding any instructions or other communications received from the Canadian Depository with respect to the Issuer or otherwise in connection with the Canadian Notes and shall at the request of the Issuer from time to time facilitate communications between the Issuer and the Canadian Depository, including by delivering notices or other communications provided by the Issuer to the Canadian Depository.

9.	Agreements of Agent

The Agent hereby agrees, for the benefit of the Issuer and the Note Trustee, that:

(a)	the Agent will hold all sums held by it as Agent for the payment of the principal or interest, if any, on the Canadian Notes in trust for the benefit of the holders of the Canadian Notes entitled thereto, or for the benefit of the Note Trustee, as the case may be, until such sums shall be paid out to such holders or otherwise as provided in paragraph (c) below and in the Indenture;

(b)	the Agent will promptly give the Note Trustee notice of any failure by the Issuer in the making of any deposit for the payment of principal of or interest, if any, on the Canadian Notes that shall have become payable and of any default by the Issuer in making any payment of the principal of or interest, if any, on the Canadian Notes where the same shall be due and payable as provided in the Canadian Notes; and

(c)	while any such payment default of the Issuer continues in respect of the Canadian Notes, the Agent shall, if so required by notice in writing given by the Note Trustee to the Agent deliver up all Canadian Notes and all money, documents and records held by the Agent in respect of the Canadian Notes to the Note Trustee or as the Note Trustee shall direct in such notice, provided that such notice shall be deemed not to apply to any document or record which the Agent is obliged not to release by any applicable law or regulation. Upon such delivery and payment over to the Note Trustee (or as otherwise directed), the Agent shall have no further liability for the money.

10.	Fees and Expenses

The Issuer shall pay to the Agent compensation for its services hereunder, including as set out in a separate fee schedule. The Issuer shall reimburse the Agent's request for all reasonable and documented out of pocket expenses incurred by it. Such expenses shall include the reasonable and documented compensation and expenses of the Agent’s agents and counsel. Any amount owing under this Section and unpaid thirty (30) days after request for such payment will bear interest from the expiration of such thirty (30) days at a rate per annum equal to the then current rate charged by the Agent, payable on demand.

11.	Terms and Conditions

The Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Issuer agrees:

(a)	The Agent shall be entitled to treat the registered holder of any Canadian Note as the absolute owner of such Canadian Note for all purposes and make payments thereon accordingly.

(b)	The Agent may in connection with its services hereunder:

(i)	rely without further investigation or inquiry upon the terms of any notice, communication or other document reasonably believed by it to be genuine;

(ii)	employ such agents, counsel, accountants, engineers, appraisers or other assistants or experts as it may reasonably require for the proper discharge and determination of its rights and duties under this Agreement, and it may act, or not act, and shall be protected in acting, or not acting, in good faith on the opinion or advice or on information obtained from any such parties and shall not be responsible for any misconduct on the part of any of them. The reasonable and documented costs of such services shall be added to and be part of the Agent’s fee hereunder;

(iii)	refer any question relating to the ownership of any Canadian Note, or the adequacy or sufficiency of any evidence supplied in connection with the replacement, transfer or exchange of any Canadian Note to the Issuer for determination by the Issuer and in good faith conclusively rely upon any determination so made; and

(iv)	whenever in the administration of this Agreement it shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, accept a certificate signed by any person duly authorized on behalf of the Issuer as to any fact or matter prima facie within the knowledge of the Issuer as sufficient evidence thereof.

(c)	The Agent shall only be obliged to perform the duties set out herein and such other duties as are necessarily incidental thereto. The Agent shall not: (i) be under any fiduciary duty towards any person; (ii) be responsible for or liable in respect of the authorization, validity or legality of any Canadian Note amount paid by it as directed hereunder or any act or omission of any other person; (iii) be under any obligation towards any person other than the Note Trustee and the Issuer; or (iv) assume any relationship of agency or trust for or with any Noteholder.

(d)	The Agent may purchase, hold and dispose of beneficial interests in a Canadian Note and may enter into any transaction (including, without limitation, any depository, trust or agency transaction) with the Issuer or any holders or owners of any Canadian Notes or with any other party hereto in the same manner as if it had not been appointed as the Agent of the Issuer or the Note Trustee in relation to the Canadian Notes.

(e)	No provisions of this Agreement shall require the Agent to expend its own funds or otherwise incur financial liability in the performance of its duties hereunder or the exercise of any of its right or powers, or to disburse funds hereunder unless it has received cleared funds deposited with it in sufficient amount to pay in full all amounts the Agent will be disbursing, to be received by the Agent by the time required under the terms of this Agreement.

(f)	The Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received documentation in form and substance reasonably acceptable to the Agent. Such documentation must not require the exercise of any discretion or independent judgment.

(g)	The Agent shall be entitled to treat a facsimile, pdf or e-mail communication or communication by other similar electronic means in a form satisfactory to the Agent ("Electronic Methods") from a person purporting to be (and whom such Agent, acting reasonably, believes in good faith to be) the authorized representative of the Issuer or the Note Trustee as sufficient instructions and authority of the Issuer or the Note Trustee for the Agent to act and shall have no duty to verify or confirm that person is so authorized. The Agent shall have no liability for any losses, liabilities, costs or expenses incurred by it as a result of such reliance upon or compliance with such instructions or directions. The Issuer and the Note Trustee agree: (i) to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Agent, including without limitation the risk of the Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties; (ii) that they are fully informed of the protections and risks associated with the various methods of transmitting instructions to the Agent and that there may be more secure methods of transmitting instructions than the method(s) selected by the Issuer or the Note Trustee; and (iii) that the security procedures (if any) to be followed in connection with its transmission of instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

(h)	The sending of a cheque by the Agent or the sending of monies by wire transfer by the Agent will satisfy and discharge the liability for any amounts due to the extent of the sum or sums represented thereby (plus the amount of any tax deducted or withheld as required by law) unless such cheque or wire is not honored on presentation; provided that, in the event of the non-receipt of such cheque or wire by the payee, or the loss or destruction thereof, the Agent, upon being furnished with reasonable evidence of such non-receipt, loss or destruction and indemnity reasonably satisfactory to it, will issue to such payee a replacement cheque or wire.

(i)	The Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence, bad faith or willful misconduct.

(j)	The Agent shall incur no liability with respect to the delivery or non-delivery of any cash/cheque whether delivered by hand, wire transfer, registered mail or bonded courier provided that the Agent has complied with its obligations hereunder with respect to the delivery of any cash/cheque.

(k)	Notwithstanding any other provision of this Agreement, and whether such losses or damages are foreseeable or unforeseeable, the Agent shall not be liable under any circumstances whatsoever for any: (i) breach by any other party of securities law or other rule of any securities regulatory authority; (ii) lost profits; or (iii) special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages of any person.

(l)	Notwithstanding any other provision of this Agreement, any liability of the Agent shall be limited to direct damages sustained by a party to this Agreement, and shall be limited, in aggregate, to any one or more parties, to the amount of its annual fees collected under this Agreement.

(m)	The Agent may, but is not required, to deliver funds in excess of the amount deposited with it.

(n)	The Agent shall be under no obligation to prosecute or defend any claim or suit in respect of its agency relationship under this Agreement, but will do so at the request of the Issuer provided that the Issuer furnishes indemnity and funding reasonably satisfactory to the Agent against any liability, cost or expense which might be incurred.

(o)	With respect to any amount held on account of interest payments or other distributable amount which is unclaimed or which cannot be paid for any reason, the Agent will be under no obligation to invest or reinvest the same but shall, subject to any applicable unclaimed property legislation, only be obligated to hold same in a current or other non-interest bearing account pending payment to the person or persons entitled thereto, and shall be entitled to retain for the Agent’s own account any benefit earned by the holding of same prior to its disposition in accordance with this Agreement.

(p)	The Agent shall not be responsible for determining the accuracy of information provided to it under this Agreement.

(q)	The Agent makes no representations as to the validity or sufficiency of the Indenture. For the avoidance of doubt, the Agent shall not be accountable for the Issuer’s use of the proceeds of the Canadian Notes.

(r)	The Agent does not have any interest in the Deposit but is serving as paying agent only and is not a debtor of the parties hereto in respect of the Deposit.

(s)	The Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim or demand with respect to, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing, and signed by the parties hereto and if its duties herein are affected, unless it shall have given its prior written consent thereto, such consent not to be unreasonably withheld, conditioned or delayed. For greater certainty, no implied duties or obligations of any kind shall be read into this agreement against or on the part of the Agent.

(t)	The Agent accepts the duties and responsibilities under this Agreement and agrees to act as a reasonable Agent would in similar circumstances; no trust is intended to be, or is or will be, created hereby and the Agent shall owe no duties hereunder as trustee.

(u)	The Agent shall not be required to take notice of any default or to take any action with respect to such default involving any expense or liability, unless notice in writing of such default is formally given to the Agent, and unless it is indemnified and funded, in a manner satisfactory to it, against such expense or liability.

(v)	Notwithstanding any provisions with respect to redemptions, either full (at maturity or otherwise) or partial, the expiry dates, payment dates and other acts that may be required to be done in connection with this Agreement, may be altered due to the internal procedures and processes with respect to cut-off times of the Canadian Depository. It is understood and agreed to by the parties hereto that the Agent shall have no responsibility in connection with any cut-off time imposed by the Canadian Depository.

(w)	The Agent shall not be liable for any failure to act upon any direction of the parties or any other notice or communication, or failure to act upon same in a timely manner, unless any such failure is attributable to its gross negligence, bad faith or willful misconduct.

12.	Resignation; Removal; Successor

(a)	Subject to Section 12(i), the Agent may resign in respect of each of its capacities designated hereunder upon not less than 60 days' written notice to the Issuer and the Note Trustee to that effect, which notice shall expire not less than 45 days before an Interest Payment Date related to the Canadian Notes.

(b)	Subject to Section 12(i), the Issuer may at any time with the prior written consent of the Note Trustee terminate the appointment of the Agent in respect of each of its capacities designated hereunder in relation to the Canadian Notes by not less than 60 days' written notice to the Note Trustee and the Agent, which notice shall expire not less than 45 days before an Interest Payment Date.

(c)	If at any time:

(i)	a secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or any part of the undertaking, assets and revenues of the Agent;

(ii)	the Agent admits in writing its insolvency or inability to pay its debts as they fall due or suspends payments of its debts;

(iii)	an administrator or liquidator of the Agent of the whole or any part of the undertaking, assets and revenues of the Agent is appointed (or application for any such appointment is made);

(iv)	the Agent takes any action for a readjustment or deferment of any of its obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium in respect of any of its indebtedness;

(v)	an order is made or an effective resolution is passed for the winding up of the Agent; or

(vi)	any event occurs which has an analogous effect to any of the foregoing, the Issuer may, with the prior written approval of the Note Trustee (which approval shall not be unreasonably withheld or delayed), forthwith terminate without notice the appointment of the Agent in each of its capacities hereunder. On the occurrence of any of the above, the Agent shall forthwith notify the Issuer.

(d)	The Issuer may, with the prior written approval of the Note Trustee (such approval not to be unreasonably withheld or delayed):

(i)	appoint a successor agent in respect of any of the capacities designated hereunder; and/or

(ii)	appoint one or more additional agent in respect any of the capacities designated hereunder in respect of the Canadian Notes;

(iii)	and shall forthwith give notice of any such appointment to the Agent and the Noteholders.

(e)	If the Agent gives notice of its resignation in accordance with Section 12(a) and by the tenth day before the expiration of such notice a successor Agent has not been duly appointed, the Agent may itself, following such consultation with the Issuer as is practicable in the circumstances and with the prior written approval of the Note Trustee and the Issuer (provided such failure to appoint was not due to default by the Issuer), appoint as its successor Agent any reputable and experienced bank or financial institution and give notice of such appointment to the Issuer and the Noteholders.

(f)	Upon the execution by the Issuer and any successor Agent of an instrument effecting the appointment of such successor Agent, such successor Agent shall, without any further act, deed or conveyance, become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of its predecessor with like effect as if originally named as the Agent herein and the Agent, upon payment to it of the pro rata proportion of its administration fee and disbursements then unpaid (if any), shall thereupon become obliged to transfer, deliver and pay over, and such successor Agent shall be entitled to receive, all monies, records and documents (including any Canadian Notes, if any) held by the Agent hereunder.

(g)	The Issuer shall, within 30 days following the revocation of the appointment of the Agent, the appointment of a successor Agent or the resignation of the Agent, give to the Noteholders written notice thereof.

(h)	Notwithstanding Sections 12(a) to 12(g):

(i)	no resignation by or termination of the appointment of the Agent shall take effect until a successor Agent in respect of the Canadian Notes, approved in writing by the Note Trustee, has been appointed on terms previously approved in writing by the Note Trustee;

(ii)	no appointment or termination of the appointment of the Agent shall take effect unless and until notice thereof shall have been given to the Noteholders in accordance with the Indenture; and

(iii)	the appointment of any additional or successor Agent shall be mutatis mutandis on the terms and subject to the conditions of this Agreement and each of the parties hereto shall co-operate fully to do all such further acts and things and execute any further documents as may be necessary or desirable to give effect to the appointment of such successor Agent.

(i)	Upon any resignation or revocation taking effect under Section 12(a) or any termination under Section 12(b), the Agent shall:

(i)	without prejudice to any accrued liabilities and obligations, be released and discharged from any further obligations under this Agreement (save that it shall remain entitled to the benefit of, and subject to, this Section 12 and Sections 10 and 11);

(ii)	in the case of any resignation, repay to the Issuer such part of any fee paid to it in accordance with Section 10 as shall relate to any period thereafter;

(iii)	deliver to the Issuer and to the successor Agent a copy, certified as true and up-to-date by an officer of the Agent, of the records maintained by it pursuant to this Agreement;

(iv)	forthwith transfer all monies and papers (including any unissued Canadian Notes held by it hereunder) to the successor Agent in that capacity and provide reasonable assistance to its successor for the discharge by it of its duties and responsibilities hereunder; and

(v)	pay to the successor Agent any amount held by it for payment of principal or interest in respect of the Canadian Notes.

(j)	Any legal entity into which the Agent is merged or converted or any legal entity resulting from any merger, amalgamation or conversion to which the Agent is a party shall, to the extent permitted by applicable law, be the successor to the Agent without any further formality, whereupon the Issuer and the Note Trustee and such successor shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement. Written notice of any such merger or conversion shall forthwith be given by such successor to the Issuer and the Note Trustee, but failure to do so shall not constitute a breach of this Agreement.

13.	Indemnification

(a)	The Issuer agrees to indemnify the Agent and its officers, directors, employees, agents, successors and assigns (the “Indemnified Parties”) and save them harmless against all actions, causes of action, proceedings, suits, duties, debts, claims, demands, interest, penalties, losses, damages, costs, expenses and any liabilities whatsoever, including taxes incurred by it which it or they may incur or sustain in connection with its appointment or in the performance of its duties hereunder except such as may result from gross negligence, bad faith or willful misconduct on its/their part, arising out of, or in connection with, the acceptance and provision of any services by the Indemnified Parties under this Agreement, including the costs and expenses (including legal fees and expenses properly incurred) of defending the Indemnified Parties against any claim in connection with the exercise or performance of any of its/their powers or duties under this Agreement.

(b)	The indemnity in Section 13(a) shall survive the resignation or removal of the Agent and the termination or discharge of this Agreement.

14.	Representation Regarding Third Party Interests.

The Issuer (in this paragraph referred to as a “representing party”) hereby represents to the Agent that any account to be opened by, or interest to held by, the Agent in connection with this Agreement, for or to the credit of such representing party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such representing party hereby agrees to complete, execute and deliver forthwith to the Agent a Declaration, in the Agent’s prescribed form or in such other form as may be satisfactory to it, as to the particulars of such third party.

15.	Anti-Money Laundering.

The Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering, anti-terrorist or economic sanctions legislation, regulation or guideline. Further, should the Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering, anti-terrorist or economic sanctions legislation, regulation or guideline, then it shall have the right to resign on ten (10) days written notice to the other parties to this Agreement, provided: (i) that the Agent's written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Agent's satisfaction within such ten (10) day period, then such resignation shall not be effective.

16.	Force Majeure.

Except for the payment obligations contained herein, in no event shall the a party be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications o computer (software and hardware) services, it being understood that the Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

17.	Privacy.

The Parties acknowledge that the Agent may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes:

(a)	to provide the services required under this agreement and other services that may be requested from time to time;

(b)	to help the Agent manage its servicing relationships with such individuals;

(c)	to meet the Agent’s legal and regulatory requirements; and

(d)	if Social Insurance Numbers are collected by the Agent, to perform tax reporting and to assist in verification of an individual’s identity for security purposes.

Each party acknowledges and agrees that Computershare may receive, collect, use and disclose personal information provided to it or acquired by it in the course of this agreement for the purposes described above and, generally, in the manner and on the terms described in its Privacy Code, which Computershare shall make available on its website, www.computershare.com, or upon request, including revisions thereto. Computershare may transfer personal information to other companies in or outside of Canada that provide data processing and storage or other support in order to facilitate the services it provides. Further, each party agrees that it shall not provide or cause to be provided to Computershare any personal information relating to an individual who is not a party to this agreement unless that party has assured itself that such individual understands and has consented to the aforementioned terms, uses and disclosures.

18.	Issuer Representation

The Issuer represents and warrants to the Agent that the execution, delivery and performance by the Issuer of this Agreement has been authorized by all necessary corporate action on the part of the Issuer.

19.	Notices

Any notice or other document required to be given or delivered hereunder shall be in writing and shall be deemed to be delivered in person, sent (unless otherwise specified in this Agreement) by courier, first class mail or registered mail, facsimile or e-mail transmission Any notice hereunder given shall be deemed to be validly and effectively given and received on the date of personal or courier delivery or transmission by facsimile or email if such date is a Business Day and such delivery or transmission was made prior to 4:30 p.m. (Toronto time) and otherwise on the next succeeding Business Day or on the third Business Day following the day on which the same is sent by first class mail or registered mail. Any party to this Agreement may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address.:

(a)	in the case of the Issuer, to it at:

Waste Connections, Inc.
3 Waterway Square Place
Suite 110, The Woodlands
Texas 77380

	Attention:	Patrick J. Shea, Executive Vice President, General Counsel and Secretary
	Email:	Patrick.Shea@WasteConnections.com
	Facsimile:	(832) 442-2291
	Phone:	(832) 442-2200

(b)	in the case of the Agent, to it at:

Computershare Trust Company of Canada
320 Bay Street, 14th Floor
Toronto, Ontario M5H 4A6

	Attention:	Manager, Corporate Trust
	Email:	corporatetrust.toronto@computershare.com
	Facsimile:	416-981-9777,

(c)	in the case of the Note Trustee, to it at:

U.S. Bank Trust Company, National Association
Corporate Trust Services
333 Thornall St, Edison, NJ 08837 | EX-NJ-FPIN

	Attention:	Christina Bruno (Waste Connections)
	Email:	christina.bruno@usbank.com
	Phone:	732-321-2516

or, in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by email, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

20.	Governing Law

This Agreement shall be governed by and construed in accordance with the law of the Province of Ontario and the federal laws of Canada applicable therein. Each of the parties to this Agreement attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario.

21.	Day Not A Business Day.

Whenever any payment shall be due, any period of time shall begin or end, any calculation is to be made or any other action is to be taken on, or as of, or from a period ending on, a day other than a Business Day, such payment shall be made, such period of time shall begin or end, and such other actions shall be taken, as the case may be, on, or as of, or from a period ending on, the next succeeding Business Day.

22.	Amendments.

This Agreement or any provision hereof may be amended or waived only by written instrument duly signed by each of the Parties hereto.

23.	Trial by Jury

The parties hereto hereby waive any right they may have to require a trial by jury of any proceeding commenced in connection herewith.

24.	Counterparts

This Agreement may be executed by facsimile in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

25.	Benefit of Agreement

This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.

26.	Concerning the Note Trustee

The Note Trustee is entering into this Agreement solely in its capacity as Note Trustee under the Indenture pursuant to the authority granted to it therein. All rights, privileges and immunities of the Note Trustee set forth in the Indenture shall be incorporated by reference herein. The Note Trustee shall have no obligation to deliver any notices to the Agent hereunder; this obligation shall be the sole responsibility of the Issuer.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

WASTE CONNECTIONS, INC.

Per:	/s/ Mary Anne Whitney
	Name:	Mary Anne Whitney
	Title:	Executive Vice President and
Chief Financial Officer

U.S. BANK TRUST COMPANY,
NATIONAL ASSOCIATION, as Note
Trustee

Per:	/s/ Christina Bruno
	Name:	Christina Bruno
	Title:	Vice President

COMPUTERSHARE TRUST
COMPANY OF CANADA, as Agent

Per:	/s/ Shelley McGarrity
	Name:	Shelley McGarrity
	Title:	Corporate Trust Officer

Per:	/s/ Claire Wang
	Name:	Claire Wang
	Title:	Corporate Trust Officer

[Signature Page to Agency Agreement]

SCHEDULE A

See attached.